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[Logo]                   BENEFITS NEWS

              Published by the Corporate Benefits Department
                                               November 1995


TO:  PARTICIPANTS IN THE THRIFT-INCENTIVE PLAN
     CHASE COMMON STOCK FUND


As a participant in the Chase Common Stock Fund of the Thrift-Incentive Plan (TIP), you have the right to vote the full shares of Common Stock of The Chase Manhattan
Corporation allocable to your account at the Special Meeting of Stockholders to be held on December 11, 1995.

Enclosed are the following items related to the voting process:

1.   Letter from the Director of Investor Relations
2.   Notice of Special Meeting of Stockholders and Proxy
     Statement
3.   Proxy card and envelope for returning the Proxy card


VOTING INSTRUCTIONS

To vote your shares, mark the appropriate box on the Proxy card, date the card in the signature area, and return it in the envelope provided. You need not sign the Proxy card as it has already been presigned by the Bank's nominee.


SHARE ALLOCATION

The number of shares you are entitled to vote is the number of full shares based on your portion of the total shares held in the Chase Common Stock Fund. For liquidity purposes, the Chase Common Stock Fund also holds other temporary investments.

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The Chase Manhattan Bank, N.A.           William F. Maletz
1 Chase Manhattan Plaza                  Director
New York, New York 10081                 Investor Relations


November 1995


Dear Chase Common Stock Fund Participant:

Enclosed is Chase's material in connection with our Special
Meeting of Stockholders to be held on December 11, 1995.

As a Chase employee, your participation in your corporation's stockholder decision process is particularly important. Being familiar with the Corporation's affairs, you are well-positioned to exercise your voting responsibility.

Please read the enclosed material, mark the Proxy card as you see fit, date it and return it as soon as possible.
Your prompt return of the Proxy will reduce the cost of soliciting unvoted shares.

Thank you for your prompt response.

Sincerely,



/s/ William F. Maletz